UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/09/2010

DRUGSTORE.COM, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-26137

DE	043416255
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

411 108th Ave NE
Suite 1400
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

(425) 372-3200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

drugstore.com, inc. is filing this Amendment to Form 8-K to provide information related to its outlook for the fiscal year ending January 2, 2011 to supplement the information provided in its Form 8-K dated February 4, 2010.

On its earnings call scheduled for February 9, 2010, the company intends to provide the following additional information:

- The company expects net sales in its over-the-counter or OTC segment, inclusive of it strategic partnerships, to grow 20 to 35 percent as compared to OTC net sales for the fiscal year ended January 3, 2010.

- The company expects net sales growth in its vision segment, including the impact of its Luxottica partnership, to be in the high single digits.
- Excluding transaction and integration costs related to the expected closing of its acquisition of Salu, Inc., previously disclosed on the company's Form 8-K filed on December 28, 2009, the company expects to generate net income for the full fiscal year 2010.
- From an adjusted EBITDA perspective, the company expects: (1) a strong first quarter, excluding the impact of integration costs, (2) a further increase in the second quarter due to the strength of its core businesses, contributions from its strategic partnerships and Salu, Inc., (3)moderate seasonality in the third quarter, leading to (4) another increase in adjusted EBITDA in the fourth quarter.

Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expense, adjusted to exclude the impact of stock based compensation expense. This outlook further assumes that the acquisition of Salu closes within the next two weeks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRUGSTORE.COM, INC.

Date: February 09, 2010	By:	/s/ Robert Potter
Robert Potter
Vice President, Chief Accounting Officer